                                                                     EXHIBIT 5.1



January 25, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

SignalSoft Corporation
1495 Canyon Boulevard
Boulder, CO  80302

Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on January 26, 2001 (the "Registration Statement") by SignalSoft Corporation, a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 5,844,692 shares of its Common Stock, $0.001 par value (the "Common Stock").

         As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the SignalSoft Corporation Nonqualified Stock Option Plan (1995), the SignalSoft Corporation Nonqualified Stock Option Plan (2000) and the SignalSoft Corporation 2000 Equity Incentive Plan, as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or under the rule and regulations of the Commission.

         We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

HOLME ROBERTS & OWEN LLP